Exhibit 99.3

ALTERRA CAPITAL ANNOUNCES $0.16 DIVIDEND AND INCREASE IN

SHARE REPURCHASE PLAN OF $100 MILLION

HAMILTON, BERMUDA, August 7, 2012—Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) (“Alterra”) announced today that Alterra’s Board of Directors declared a dividend of $0.16 per share, an increase of $0.02, or 14.3%, from the previous dividend. This is the eleventh consecutive year of increasing quarterly dividend payments. The dividend is payable on September 4, 2012, to shareholders of record as of August 21, 2012.

In addition, on August 7, 2012, Alterra’s Board of Directors authorized an increase in the share repurchase plan of $100.0 million. Following this authorization, the amount available for share repurchases as of August 7, 2012 is $204.6 million.

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities and property and casualty insurers.

Contacts

Susan Spivak Bernstein Senior Vice President susan.spivak@alterra-bm.com 1-212-898-6640	Peter Hill or Melissa Sheer Kekst and Company peter-hill@kekst.com melissa-sheer@kekst.com 1-212-521-4800